Amendment

Both parties agree to following amendments to the agreement entered in on May 27th, 2014 between Oxford City Football Club, Inc. (Buyer) and Angela K. Artemik (Seller) due to the Seller not being able to deliver the change in ownership to the accredited school.

The amendments are as follows:

1.           Seller waves all rights to all one million (1,000,000) restricted shares that were to be issued upon successful completion of the sale and transfer of the ACCSC accredited school.

2.           Seller will repay the cumulative amount owed to the Buyer in the amount of $105,839.06 to the Buyer. This amount is the total amount that has been acknowledged by the Seller as an amount owed to the Buyer as seen in Exhibit A.

3.           Buyer will return any and all equity interest Academy of Healing Arts, Massage, & Facial Skin, Inc. to the Seller.

4.           Seller may continue to attempt to get the change of ownership approved by ACCSC to then be presented to the Buyer at a later time in the future.

/s/ Angela Artemik

Angela Artemik

Academy of Healing Arts, Massage, & Facial Skin, Inc.

/s/ Thomas Anthony Guerriero

Thomas Anthony Guerriero

Oxford City Football Club, Inc.